SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

PATRIOT SCIENTIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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	(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PATRIOT SCIENTIFIC CORPORATION
10989 Via Frontera
San Diego, California 92127
(858) 674-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held May 6, 2002

     Notice is hereby given that a Special Meeting of Stockholders of PATRIOT SCIENTIFIC CORPORATION (the “Company”) will be held on May 6, 2002 at 10:30 a.m. (Pacific Time) at the Company’s offices located at 10989 Via Frontera, San Diego, California, for the following purpose:

1.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, $.00001 par value, from 100,000,000 to 200,000,000.

     The Board of Directors has fixed March 20, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at the offices of the Company for ten days prior to the Special Meeting.

     We hope you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Special Meeting either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Special Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO FILL OUT THE ENCLOSED PROXY AND TO SIGN AND FORWARD IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT YOUR SHARES BE REPRESENTED AT THE MEETING TO ASSURE THE PRESENCE OF A QUORUM. ANY STOCKHOLDER WHO SIGNS AND SENDS IN A PROXY MAY REVOKE IT BY EXECUTING A NEW PROXY WITH A LATER DATE, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE IT IS VOTED OR BY ATTENDANCE AT THE MEETING AND VOTING IN PERSON.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU HOLD. YOUR COOPERATION IN PROMPTLY RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

By Order of the Board of Directors

/S/ LOWELL W. GIFFHORN

Lowell W. Giffhorn Exec. V.P., Chief Financial Officer and Secretary

March 27, 2002

PROXY STATEMENT
RECORD DATE AND VOTING
DESCRIPTION OF SECURITIES
PRINCIPAL STOCKHOLDERS
PROPOSAL NUMBER 1
CERTAIN TRANSACTIONS

PATRIOT SCIENTIFIC CORPORATION
10989 Via Frontera
San Diego, California 92127

PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation (the “Company”), for use in connection with a Special Meeting of Stockholders of the Company, to be held on May 6, 2002 at the Company’s offices located at 10989 Via Frontera, San Diego, California, at 10:30 a.m. (Pacific Time), and any and all postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Special Meeting. The telephone number of the Company is (858) 674-5000 and its facsimile number is (858) 674-5005. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 27, 2002.

     Accompanying this Proxy Statement is the Proxy for the Special Meeting, which you may use to indicate your vote as to the proposal described in this Proxy Statement. In addition to solicitation by use of the mail, certain of the Company’s officers and employees may, without receiving additional compensation therefor, solicit the return of proxies by telephone, telegram or personal interview. The Company has requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of Common Stock and has agreed to reimburse them for reasonable out-of-pocket expenses in connection therewith.

RECORD DATE AND VOTING

     The Board of Directors has fixed the close of business on March 20, 2002 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting. As of the record date, the Company had 81,465,757 shares of common stock, $.00001 par value per share (“Common Stock” or “Common Shares”), outstanding and entitled to vote. A majority of the shares entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum at the meeting.

     Each share of Common Stock issued and outstanding on the record date is entitled to one vote on the matter presented for consideration at the Special Meeting. With respect to the proposed amendment to the Company’s Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000, the affirmative vote of a majority of the voting shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. The Inspector of Elections will count all returned proxies in determining the presence of a quorum for voting on the proposed amendment. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether this proposal has been adopted. Unless otherwise instructed, proxies solicited by the Company will be voted “FOR” the approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000.

     New York Stock Exchange Rules generally require that when shares are registered in street or nominee name, its member brokers must receive specific instructions from the beneficial owners in order to vote on certain proposals. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on any proposal that does require specific instructions, those shares will not be considered as present and entitled to vote with respect to that matter. Pursuant to Delaware law, a broker non-vote will not be treated as present or voting in person or by proxy on the proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing a subsequent proxy, or by attending the Special Meeting and, having notified the Secretary in writing of revocation, voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy card.

DESCRIPTION OF SECURITIES

     The authorized common stock of the Company currently consists of 100,000,000 shares, $.00001 par value per share. On the record date, a total of 81,465,757 Common Shares were issued and outstanding. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of most matters upon which stockholders may or must vote. However, removal of a director from office, amendment to the certificate of incorporation or repeal of the certificate of incorporation in its entirety requires the affirmative vote of a majority of the total outstanding Common Shares for approval. Certain other matters (such as stockholder amendment of the bylaws, and the amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, release of director liability and the Company’s election not to be governed by statutory provisions concerning business combinations with interested stockholders) require the affirmative vote of two-thirds of the total outstanding Common Shares for approval. Common Shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights, and the Common Stock may only be redeemed at the election of the Company.

     A Special Meeting of Stockholders may be called by or at the request of (i) the Chairman of the Board, (ii) the President, (iii) any two directors or (iv) persons owning, in the aggregate, not less than 20% of the issued and outstanding Common Shares entitled to vote in elections for directors. After the satisfaction of requirements with respect to preferential dividends, if any, holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor. The Company has not paid any cash dividends to date, and no cash dividends will be declared or paid on the Common Stock in the foreseeable future. Upon liquidation, dissolution or winding-up of the Company, after distribution in full of the preferential amount, if any, to be distributed to holders of any preferred stock which may be issued, holders of Common Stock are entitled to share ratably in the Company’s assets legally available for distribution to its stockholders.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 20, 2002, the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted.

	Name and Address	Amount & Nature
Title	Of Beneficial	Of Beneficial	Percent
Of Class	Owner	Ownership	Of Class

Common Stock par value $.00001	Gloria Felcyn, CPA 20440 Williams Ave. Saratoga, California 95070	6,616,223(1)	9.9%

SAME	Donald R. Bernier 10989 Via Frontera San Diego, California 92127	375,000(2)	*

SAME	Helmut Falk, Jr. 10989 Via Frontera San Diego, California 92127	124,500(3)	*

SAME	Lowell W. Giffhorn 10989 Via Frontera San Diego, California 92127	448,281(4)	*

SAME	Jeffrey E. Wallin 10989 Via Frontera San Diego, California 92127	500,000(5)	*

SAME	Jayanta Maitra 10989 Via Frontera San Diego, California 92127	387,342(6)	*

SAME	David H. Pohl 10989 Via Frontera San Diego, California 92127	325,000(7)	*

SAME	Patrick O. Nunally 10989 Via Frontera San Diego, California 92127	207,000(8)	*

SAME	Carlton M. Johnson, Jr. 10989 Via Frontera San Diego, California 921727	50,000(9)	*

SAME	All directors & officers as a group (8 persons)	2,417,123(10)	3.5%

     •     Less than 1%

(1)	As trustee of the Helmut Falk Family Trust and executor of the Helmut Falk estate, Ms. Felcyn effectively controls the shares that were subject to an escrow arrangement (as described in CERTAIN TRANSACTIONS below) originally issued to nanoTronics in connection with the ShBoom technology acquisition and shares that remain from 5,000,000 non-escrowed shares originally issued to nanoTronics in connection with the ShBoom technology acquisition and subsequently transferred to the Helmut Falk Family Trust.

(2)	Includes 150,000 shares underlying stock options issuable within 60 days.

(3)	Includes 90,000 shares underlying stock options issuable within 60 days.

(4)	Includes 223,333 shares underlying stock options issuable within 60 days .

(5)	Includes 500,000 shares underlying stock options issuable within 60 days.

(6)	Includes 210,000 shares underlying stock options issuable within 60 days.

(7)	Includes 325,000 shares underlying stock options issuable within 60 days

(8)	Includes 195,000 shares underlying stock options issuable within 60 days.

(9)	Includes 50,000 shares underlying stock options issuable within 60 days.

(10)	Includes 673,790 shares issued and outstanding and 1,743,333 shares underlying stock options issuable within 60 days.

PROPOSAL NUMBER 1
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

     The Company’s Certificate of Incorporation currently authorizes 100,000,000 shares of Common Stock. An increase in our authorized Common Stock to 200,000,000 shares needs to be approved by the Company’s stockholders to enable the Board of Directors to obtain access to additional equity financing necessary to fund potential business opportunities and pursue business objectives.

     In April 2000, the stockholders approved an increase in the number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 100,000,000 shares. The Company’s Certificate of Incorporation has been amended to effect this change. Management believed that such increase would be sufficient to meet its immediate future needs. However, due in part to the reduced share price of the Company’s Common Stock resulting in a greater number of shares issued to support the Company’s financing activities, approval by the Company’s stockholders of the 2001 Stock Option Plan, and an acquisition policy announced by the Company, the Company requires additional shares beyond those previously authorized by the stockholders to meet its financing needs. As a result, in March 2002, the Board of Directors authorized an amendment, subject to stockholder approval, to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000.

     The Board of Directors considers it both desirable and essential to have additional shares of Common Stock available for issuance from time-to-time. The Board also advises stockholders that failure to approve the amendment could have a material adverse effect on the Company, its business and results of operations, in that it would limit the Company’s access to equity capital.

Outstanding and Reserved Common Shares

     As of the record date, the Company had 81,465,757 shares of Common Stock outstanding. An additional 18,219,690 shares were reserved for future issuance under the Company’s stock option plans and for additional warrants summarized as follows:

Authorized Common Shares Reserved
For Future Issuance

Stock options granted and unexercised	4,765,405
Stock options available to grant	748,580
Private placement warrants	12,705,705

Total unissued but reserved for issuance (as of March 20, 2002)	18,219,690

     The Company is currently planning to issue additional common stock and warrants as needed for financing activities. However, since the Company has either issued or reserved an aggregate of 99,685,447 of its 100,000,000 authorized shares of Common Stock, the Company does not have sufficient authorized shares to continue the funding under the Swartz Investment Agreement, pursue its acquisition strategies, grant any significant new stock options or for any other corporate purpose. The Company has limited options to raise additional money, make acquisitions or take any other action requiring the issuance of its Common Stock, unless the authorized number of shares of Common Stock is increased. Management believes there may be a need for additional financing due to continued operating losses.

     More information on the individual securities comprising shares reserved for future issuance is summarized as follows:

     Stock Options. The Company maintains four stock option plans. One 1992 Stock Option Plan is a non-statutory stock option plan, and a second 1992 Stock Option Plan is an incentive stock option plan. Each plan entitles the Company to grant options to directors, key employees and consultants of the Company to purchase Common Shares of the Company. A maximum of 1,500,000 of Common Shares were authorized for grant under the 1992 Plans. Options may be granted at a price not less than fair market value at the date of grant, and are subject to approval by the Board of Directors. The 1996 Stock Option Plan entitles the Company to grant options to directors, key employees and consultants of the Company to purchase Common Shares of the Company. The 1996 Plan covers a maximum aggregate of 4,000,000 Common Shares. The 1996 Plan provides for the granting of options, which either qualify for treatment as incentive stock options or non-statutory stock options. The 2001 Stock Option Plan entitles the Company to grant options to directors, key employees and consultants of the Company to purchase Common Shares. The 2001 Plan covers a maximum aggregate of 3,000,000 Common Shares. The 2001 Plan provides for the granting of options, which either qualify for treatment as incentive stock options or non-statutory stock options.

     As of March 20, 2002, the Company had granted options exercisable into (i) 1,405,203 shares of Common Stock under the 1992 Stock Option Plans; (ii) 3,381,217 shares of Common Stock under the 1996 Stock Option Plan, as amended; and (iii) 2,965,000 shares of Common Stock under the 2001 Stock Option Plan. The limited number of remaining shares available under our stock option plans may impact the ability of the Company to compensate existing or hire new technical, management or other employees or advisors.

     Private Placement Warrants. On March 20, 2002, the Company had outstanding warrants exercisable into 12,705,705 shares of Common Stock, which have been reserved by the Board of Directors. Of this amount, (i) 9,508,159 shares were issued in connection with Private Placements conducted with Swartz Private Equity LLC; (ii) 2,972,168 were the issued in connection with short term notes with a group of individual investors; (iii) 175,000 were issued for services provided by outside consultants; and (iv) 50,378 were issued in connection with a convertible debenture the Company entered into in 1997.

Reasons for Increasing the Number of Authorized Common Shares

     The Board of Directors believes there are a number of important business reasons for increasing the number of shares of Common Stock.

     The authorized number of shares of Common Stock are not sufficient to enable to the Company to negotiate new financing without special consideration for the lack of authorized shares available. For example, an equity based financing would have to provide for limitations based on the availability of sufficient shares of Common Stock. This factor places the Company at a distinct disadvantage in negotiating any future transactions and has a negative impact on the pricing and marketability of securities sold. As a result, this could increase the effective dilution to existing stockholders.

     The authorized number of shares of Common Stock currently available is not sufficient to enable the Company to respond to potential business opportunities and to pursue anticipated business objectives. Accordingly, the Board of Directors believes that it is in the Company’s best interests to increase the number of authorized shares of Common Stock. The Board of Directors also believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes identified by the Board of Directors from time to time, such as stock dividends (including stock splits in the form of stock dividends), financings, acquisitions or strategic business relationships.

     Further, the Board of Directors believes the availability of additional shares of Common Stock will help enable the Company to attract and retain talented employees through the grant of stock options and other stock-based incentives. An important component of the Company’s business strategy is to develop and market new products and technologies. These efforts may require recruitment of additional technical personnel, which are in high demand and short supply in the San Diego area. The availability of stock-based incentives is a critical element in attracting, motivating and retaining technical and executive talent.

     The Company is currently being funded primarily by putting shares of its Common Stock to Swartz under a $25 million Investment Agreement. In order to continue with this agreement, additional authorized shares are required. Also, the Company has indicated acquisitions may be an alternative means to increasing the Company’s revenue and profit.

     The Board of Directors believes the availability of authorized but unissued Common Stock can be of considerable value. Because of the Company’s existing contractual requirements and its current financial condition, the unavailability of authorized but unissued Common Stock could have a material adverse impact on the Company and its business.

Consequences of Failure to Increase the Number of Authorized Common Shares

     The Board of Directors believes the Company could be at a disadvantage in negotiating the terms of any required fundings due to the lack of sufficient shares of Common Stock. The Board of Directors also believes it may be unable to retain existing technical personnel or attract new technical personnel without an increase in the authorized shares. The uncertainty regarding the availability of shares of Common Stock, the Company’s losses and lack of collateral makes the prospects of future financings unlikely without additional authorized Common Stock.

Effect of Amendment on Existing Stockholders

     The increase of authorized shares of Common Stock will not alter the par value of the Common Stock or the rights of stockholders.

     The Company anticipates conducting private placements to raise capital for funding corporate purposes. These private placements are anticipated to take the form of common stock and warrant issues or convertible debt or preferred stock with warrant issuances.

     Additional authorized but unissued shares may be issued at such time or times, to such person or persons and for such consideration as the Board of Directors determines to be in the best interests of the Company, without further authorization from the stockholders except as may be required by the rules of any stock exchange or national securities association trading system on which the Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of existing shares. Depending on the circumstances, issuance of additional shares of Common Stock could result in substantial dilution of the existing stockholders’ ownership interests in the Company. The Board of Directors does not intend to issue any shares of Common Stock except to meet its obligations and on terms which the Board deems to be in the best interests of the Company and its then existing stockholders. The stockholders do not have preemptive rights to purchase additional shares of Common Stock nor will they have any such rights as a result of this proposal.

Vote Required; Board Recommendation

     The approval of the Amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock on the record date. THEREFORE, FAILURE TO VOTE HAS THE SAME EFFECT AS A NEGATIVE VOTE.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

CERTAIN TRANSACTIONS

     There were no transactions, or series of transactions, during fiscal 2000 or 2001, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to its knowledge any director, executive officer, nominee, five percent or greater stockholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

     Based on the asset purchase agreement and plan of reorganization dated June 22, 1994 between the Company, nanoTronics Corporation and Helmut Falk, we issued a total of 8,500,000 restricted Common Shares to nanoTronics, 3,500,000 of which were a contingent payment subject to the terms of an earnout. The terms of the escrow arrangement, as defined in the purchase agreement, provided for the earnout from escrow of 500,000 Common Shares for each $500,000 of Company revenues commencing June 1, 1994 and ending May 31, 1999. As of March 20, 2002:

•	3,500,000 shares were released from escrow, and

•	the remaining 1,500,000 shares were returned to us and cancelled since revenue was not sufficient to earn this portion of the escrowed shares.

     The shares were initially issued to nanoTronics and subsequently transferred to the Helmut Falk Family Trust. Prior to the transaction, Mr. Falk was an unaffiliated person with respect to us. At the time of issuance, the Common Shares represented approximately 36% of our total issued and outstanding Common Shares.

     Although the transaction did not result in a majority change in our Board of Directors, or our stock ownership, the issuance of new stock resulted in a large percentage ownership controlled by one entity with the ability to have significant influence over our future affairs.

     During January 1999 through April 1999, we entered into four short-term notes with Gloria Felcyn, the trustee for the Falk Family Trust, aggregating $175,000 with maturity dates ranging from October 22, 1999 to January 15, 2000. The short-term notes were paid in December 1999 and January 2000.

     In June 2000, we entered into a three-year, $80,000 secured promissory note receivable with James T. Lunney, our previous Chairman, President and Chief Executive Officer. The note bears interest at the rate of 6% with interest payments due semi-annually and the principal due at the maturity of the note. Mr. Lunney pledged 100,000 shares of Common Stock that he held on the date of issuance as security for this note.

     During the fiscal year ended May 31, 2001 and the nine months period ended February 28, 2002, we paid $139,253 and $77,791, respectively, to Webster Incorporated for design and maintenance of our web site and for marketing support and materials. The principal in Webster Incorporated, Christine Blum, is the daughter of our previous Chairman, President and Chief Executive Officer, Richard Blum.

SOLICITATION OF PROXIES, STOCKHOLDER PROPOSALS
AND OTHER MATTERS

     The Company will bear the costs of the solicitation of proxies from its stockholders. In addition, to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such efforts. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse such persons for reasonable expenses incurred in forwarding such proxy material.

     The directors and executive officers of the Company, together with their respective affiliates, beneficially own approximately 1.1% of the Company’s outstanding common stock, and they have indicated that they intend to vote their shares in favor of the proposal set forth in this Proxy Statement.

By Order of the Board of Directors

March 27, 2002	/S/ LOWELL W. GIFFHORN

Lowell W. Giffhorn Exec. V.P., Chief Financial Officer and Secretary

PROXY	PROXY

PATRIOT SCIENTIFIC CORPORATION

THIS PROXY RELATES TO A SPECIAL MEETING OF THE STOCKHOLDERS
TO BE HELD MAY 6, 2002

     The undersigned hereby appoints JEFFREY E. WALLIN and LOWELL W. GIFFHORN, or either of them, with full power of substitution, as attorneys and proxies, to vote all shares of Common Stock the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Special Meeting of Stockholders of PATRIOT SCIENTIFIC CORPORATION (“Company”) to be held at 10:30 a.m. (Pacific Time) at the Company’s offices located at 10989 Via Frontera, San Diego, California, on May 6, 2002, and any postponements and adjournments thereof, as follows:

1.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $.00001 PAR VALUE, FROM 100,000,000 TO 200,000,000 SHARES.

FOR	AGAINST	ABSTAIN

     This proxy has not been solicited by or for the benefit of the Board of Directors of the Company. I understand that I may revoke this proxy only by at any time before they are exercised by delivering a written notice of revocation to Mr. Lowell W. Giffhorn, Secretary of the Company, at the address below, or by submitting a duly executed proxy bearing a later date, or by attending the Special Meeting and orally withdrawing the proxy.

DATED: , 2002	Signature(s) X

Print Name

Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED THIS PROXY WILL BE VOTED FOR THE PROPOSALS NOTED ABOVE AND, AS TO ANY OTHER BUSINESS CONSIDERED AT THE SPECIAL MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.

Mail or Deliver this Proxy to:
PATRIOT SCIENTIFIC CORPORATION
10989 Via Frontera
San Diego, California 92127
(858) 674-5000